Exhibit 99.1

Press Release

CONTACT:

Michael C. Massi

Investor Relations

Tel: (813) 313-1786

Investor.relations@cott.com

COTT REPORTS SECOND QUARTER 2012 RESULTS

(Unless stated otherwise, all information is in U.S. dollars and all second quarter 2012 comparisons are relative to the second quarter of 2011. Certain terms used in this press release are defined below.)

TORONTO, ON and TAMPA, FL – August 3, 2012 – Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the second quarter ended June 30, 2012.

Second Quarter 2012 Results

•	Revenue of $626 million was lower by 2% (1% excluding the impact of foreign exchange) compared to $640 million.

•

Gross profit as a percentage of revenue increased by 260 basis points to 14.7% compared to 12.1% in the first quarter of 2012 and increased by 90 basis points compared to 13.8% in the second quarter of 2011.

•	Net income and earnings per diluted share were $25 million and $0.26, respectively, compared to $27 million and $0.28, respectively.

•	EBITDA increased 1% to $67 million. Adjusted EBITDA increased 3% to $68 million compared to $66 million.

•	Free cash flow was $18 million from $38 million of net cash provided by operating activities less $20 million of capital expenditures.

Jerry Fowden, Cott’s Chief Executive Officer, commented, “I’m pleased with our overall financial performance during the quarter. Gross margin improved 260 basis points from the first quarter of 2012, reflecting the continued implementation of our 2012 strategy of gross margin restoration. Lower volume and revenue reflected a combination of this previously communicated shift in prioritizing margin restoration versus volume and revenue growth as well as poor weather in the UK. Overall, I believe we had another solid quarter as we continue to improve the business and margin mix.”

SECOND QUARTER 2012 PERFORMANCE SUMMARY

•

Filled beverage case volume was 240 million cases compared to 264 million cases. The volume decline was due primarily to our decision to exit certain low gross margin case pack water business and other low gross margin business in North America, consistent with our previously highlighted strategy of gross margin restoration, as well as poor weather in the UK.

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•

Revenue was lower by 2% (1% excluding the impact of foreign exchange) to $626 million. An increase in average price per case and favorable product mix in the United Kingdom / Europe (“U.K.”) was offset by lower volumes and a product mix shift into juice drinks and sports drinks from 100% shelf-stable juice in North America.

•

Gross profit as a percentage of revenue was 14.7% compared to 12.1% in the first quarter of 2012 and 13.8% in the second quarter of 2011. The margin improvement versus both the first quarter of 2012 and the prior year was due primarily to an increase in average price per case, our exit from certain low gross margin business and continued operating efficiencies in North America as well as favorable product mix in the U.K.

•

Selling, general and administrative (“SG&A”) expenses were $49 million compared to $45 million. The increase in SG&A expenses was driven primarily by higher employee-related costs compared to a lowering of the annual incentive accrual in the prior year.

•	Operating income increased 1% to $43 million.

•	EBITDA increased 1% to $67 million. Adjusted EBITDA increased 3% to $68 million compared to $66 million.

•

Free cash flow was $18 million from $38 million of net cash provided by operating activities less $20 million of capital expenditures compared to $10 million from $21 million of net cash provided by operating activities less $11 million of capital expenditures.

•

Under the previously announced share repurchase program of up to $35 million in common shares over a 12-month period, approximately 35,000 shares totaling $0.3 million were repurchased in the quarter. Because repurchases under the program are subject to management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations, there can be no assurance as to the precise number of shares that will be repurchased under the program or the aggregate dollar amount of the shares actually purchased.

SECOND QUARTER 2012 REPORTING SEGMENT HIGHLIGHTS

•

North America filled beverage case volume declined 8% to 182 million cases. Revenue was lower by 3% to $476 million as an increase in average price per case was offset by our exit from certain low gross margin business and a product mix shift into juice drinks and sports drinks from 100% shelf-stable juice.

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•

U.K. filled beverage case volume declined 4% to 52 million cases due primarily to the poor weather experienced during the quarter. Revenue increased 4% (7% excluding the impact of foreign exchange) to $132 million as a result of positive product mix including growth in the energy and sports drinks categories.

•

Mexico filled beverage case volume declined 43% to 7 million cases. Revenue was lower by 37% (24% excluding the impact of foreign exchange) to $10 million due primarily to the loss of a regional brand license at the end of its term, partially offset by increased contract manufacturing volume.

•

RCI concentrate volume increased 16% to 72 million. Revenue increased 29% to $8 million due primarily to the timing of shipments to a customer in Asia and increased volume from a new customer in South America.

Second Quarter Results Conference Call

Cott Corporation will host a conference call today, August 3, 2012, at 10:00 a.m. EDT, to discuss second quarter results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

About Cott Corporation

Cott is one of the world’s largest beverage companies focusing on private-label and contract manufacturing. With approximately 4,000 employees, Cott operates soft drink, juice, water and other beverage bottling facilities in the United States, Canada, the UK and Mexico. Cott markets beverage concentrates in over 50 countries around the world.

Defined Terms

Certain defined terms used in this press release include the following. “GAAP” means U.S. generally accepted accounting principles. “EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization. “Adjusted EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization, excluding purchase accounting adjustments, integration expenses, restructuring and asset impairments. “Free cash flow” means GAAP net cash provided by operating activities less capital expenditures. See the accompanying reconciliation of Cott’s EBITDA and Adjusted EBITDA to its GAAP net income, and Cott’s free cash flow to its GAAP net cash provided by operating activities, as well as the “Non-GAAP Measures” paragraph below.

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Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott’s results of operations. Cott utilizes EBITDA and Adjusted EBITDA to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott’s underlying business performance and the performance of its management. Additionally, Cott supplements its reporting of net cash provided by operating activities determined in accordance with GAAP by excluding capital expenditures, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the amount of shares that may be repurchased under the share repurchase program, future financial operating results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: Cott’s ability to compete successfully; changes in consumer tastes and preferences for existing products and Cott’s ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or reduction in business with key customers,

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particularly Walmart; fluctuations in commodity prices and Cott’s ability to pass on increased costs to its customers, and the impact of those increased prices on Cott’s volumes; Cott’s ability to manage its operations successfully; currency fluctuations that adversely affect the exchange between the U.S. dollar and the pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; Cott’s ability to maintain favorable arrangements and relationships with its suppliers; Cott’s ability to realize the expected benefits of the Cliffstar acquisition because of integration difficulties and other challenges; risks associated with the asset purchase agreement entered into in connection with the Cliffstar acquisition; the significant amount of Cott’s outstanding debt and Cott’s ability to meet its obligations under its debt agreements; Cott’s ability to maintain compliance with the covenants and conditions under its debt agreements; fluctuations in interest rates; credit rating changes; the impact of global financial events on Cott’s financial results; Cott’s ability to fully realize the expected cost savings and/or operating efficiencies from its restructuring activities; any disruption to production at Cott’s beverage concentrates or other manufacturing facilities; Cott’s ability to protect its intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to Cott’s reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which Cott operates; the impact of proposed taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; unseasonably cold or wet weather, which could reduce the demand for Cott’s beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; Cott’s ability to recruit, retain, and integrate new management and a new management structure; Cott’s exposure to intangible asset risk; Cott’s ability to renew its collective bargaining agreements on satisfactory terms; disruptions in Cott’s information systems; compliance with product health and safety standards; the volatility of Cott’s stock price; and Cott’s ability to maintain compliance with the listing requirements of the New York Stock Exchange.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

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COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Revenue, net	$625.8	$640.0	$1,149.6	$1,174.1
Cost of sales	533.5	552.0	993.9	1,016.5

Gross profit	92.3	88.0	155.7	157.6

Selling, general and administrative expenses	48.8	45.1	90.6	90.2
Loss on disposal of property, plant & equipment	0.3	—	0.9	—

Operating income	43.2	42.9	64.2	67.4

Other (income) expense, net	(0.5)	—	(0.7)	0.8
Interest expense, net	13.5	14.6	27.5	29.0

Income before income taxes	30.2	28.3	37.4	37.6

Income tax expense	3.9	0.7	4.3	2.3

Net income	$26.3	$27.6	$33.1	$35.3

Less: Net income attributable to non-controlling interests	1.2	1.1	2.1	2.0

Net income attributed to Cott Corporation	$25.1	$26.5	$31.0	$33.3

Net income per common share attributed to Cott Corporation
Basic	$0.27	$0.28	$0.33	$0.35
Diluted	$0.26	$0.28	$0.32	$0.35

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	94.5	94.1	94.4	94.1
Diluted	95.5	95.5	95.5	95.4

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COTT CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash & cash equivalents	$47.1	$100.9

Accounts receivable, net of allowance of $6.6 ($5.7 as of December 31, 2011)	262.4	210.8
Income taxes recoverable	8.3	9.9
Inventories	234.0	210.0
Prepaid expenses and other current assets	25.1	19.3

Total current assets	576.9	550.9

Property, plant & equipment	488.8	482.2
Goodwill	129.6	129.6
Intangibles and other assets	329.1	341.1
Deferred income taxes	3.3	4.1
Other tax receivable	1.0	1.0

Total assets	$1,528.7	$1,508.9

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1.8	$3.4
Accounts payable and accrued liabilities	265.0	281.1

Total current liabilities	266.8	284.5

Long-term debt	602.2	602.1
Deferred income taxes	37.2	34.1
Other long-term liabilities	20.2	20.0

Total liabilities	926.4	940.7

Equity
Capital stock, no par - 95,161,968 (December 31, 2011 - 95,101,230) shares issued	395.7	395.9
Treasury stock	(2.1)	(2.1)
Additional paid-in-capital	44.8	42.6
Retained earnings	175.0	144.1
Accumulated other comprehensive loss	(24.1)	(24.7)

Total Cott Corporation equity	589.3	555.8
Non-controlling interests	13.0	12.4

Total equity	602.3	568.2

Total liabilities and equity	$1,528.7	$1,508.9

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COTT CORPORATION	EXHIBIT 3
Consolidated Statements of Cash Flows
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Operating Activities
Net income	$26.3	$27.6	$33.1	$35.3
Depreciation & amortization	23.7	23.8	47.5	47.4
Amortization of financing fees	0.9	0.9	2.1	1.8
Share-based compensation expense	1.4	2.7	2.2	3.8
Increase in deferred income taxes	4.0	1.0	4.0	1.9
Gain on bargain purchase	(0.9)	—	(0.9)	—
Loss on disposal of property, plant & equipment	0.3	—	0.9	—
Other non-cash items	1.0	1.6	0.6	1.8
Change in operating assets and liabilities, net of acquisition:
Accounts receivable	(31.3)	(41.6)	(51.8)	(71.0)
Inventories	(6.5)	(16.6)	(23.0)	(22.7)
Prepaid expenses and other current assets	(4.1)	(1.5)	(5.9)	(1.2)
Other assets	(0.1)	(0.6)	0.9	(0.7)
Accounts payable and accrued liabilities	22.1	24.8	(16.3)	2.9
Income taxes recoverable	1.3	(0.8)	1.6	(3.6)

Net cash provided by (used in) operating activities	38.1	21.3	(5.0)	(4.3)

Investing Activities
Acquisition	—	—	(5.0)	—
Additions to property, plant & equipment	(19.7)	(10.8)	(37.4)	(23.3)
Additions to intangibles and other assets	(1.0)	(2.5)	(3.7)	(2.5)
Proceeds from sale of Assets Held for Sale	1.0	—	1.0	—
Other investing activities	—	(1.8)	—	(1.7)

Net cash used in investing activities	(19.7)	(15.1)	(45.1)	(27.5)

Financing Activities
Payments of long-term debt	(1.4)	(2.1)	(2.6)	(3.4)
Borrowings under ABL	17.5	43.6	24.5	143.4
Payments under ABL	(17.5)	(58.7)	(24.5)	(131.2)
Distributions to non-controlling interests	(0.3)	(0.9)	(1.4)	(2.5)
Common share repurchase	(0.3)	—	(0.3)	—

Net cash (used in) provided by financing activities	(2.0)	(18.1)	(4.3)	6.3

Effect of exchange rate changes on cash	(0.9)	0.1	0.6	1.3

Net increase (decrease) in cash & cash equivalents	15.5	(11.8)	(53.8)	(24.2)

Cash & cash equivalents, beginning of period	31.6	35.8	100.9	48.2

Cash & cash equivalents, end of period	$47.1	$24.0	$47.1	$24.0

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COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars or 8 oz equivalent cases, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Revenue
North America	$475.7	$491.3	$883.8	$920.1
United Kingdom	131.5	126.0	230.7	212.3
Mexico	10.2	16.2	19.3	27.6
RCI	8.4	6.5	15.8	14.1

	$625.8	$640.0	$1,149.6	$1,174.1

Operating income (loss)
North America	$31.2	$30.0	$48.5	$50.8
United Kingdom	10.5	11.4	13.7	14.4
Mexico	(0.9)	(0.6)	(2.2)	(2.1)
RCI	2.4	2.1	4.2	4.3

	$43.2	$42.9	$64.2	$67.4

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	204.2	217.7	383.8	412.8
United Kingdom	55.7	58.2	100.6	101.7
Mexico	6.7	11.8	12.6	20.2
RCI	71.7	61.6	142.7	144.1

	338.3	349.3	639.7	678.8

Volume - 8 oz equivalent cases - Filled Beverage
North America	181.9	198.6	338.3	369.2
United Kingdom	51.7	53.7	92.6	92.8
Mexico	6.7	11.8	12.6	20.2
RCI	—	—	—	—

	240.3	264.1	443.5	482.2

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COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment
Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	June 30, 2012
	Cott[1]	North America	United Kingdom	Mexico	RCI
Change in revenue	$(14.2)	$(15.6)	$5.5	$(6.0)	$1.9
Impact of foreign exchange[2]	8.5	2.7	3.7	2.1	—

Change excluding foreign exchange	$(5.7)	$(12.9)	$9.2	$(3.9)	$1.9

Percentage change in revenue	-2.2%	-3.2%	4.4%	-37.0%	29.2%

Percentage change in revenue excluding foreign exchange	-0.9%	-2.6%	7.3%	-24.1%	29.2%

	For the Six Months Ended
(in millions of U.S. dollars, except percentage amounts)	June 30, 2012
	Cott[1]	North America	United Kingdom	Mexico	RCI
Change in revenue	$(24.5)	$(36.3)	$18.4	$(8.3)	$1.7
Impact of foreign exchange[2]	11.7	3.4	5.4	2.9	—

Change excluding foreign exchange	$(12.8)	$(32.9)	$23.8	$(5.4)	$1.7

Percentage change in revenue	-2.1%	-3.9%	8.7%	-30.1%	12.1%

Percentage change in revenue excluding foreign exchange	-1.1%	-3.6%	11.2%	-19.6%	12.1%

[1]	Cott includes the following reporting segments: North America, United Kingdom, Mexico and RCI.
[2]

Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

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COTT CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net income attributed to Cott Corporation	$25.1	$26.5	$31.0	$33.3
Interest expense, net	13.5	14.6	27.5	29.0
Income tax expense	3.9	0.7	4.3	2.3
Depreciation & amortization	23.7	23.8	47.5	47.4
Net income attributable to non-controlling interests	1.2	1.1	2.1	2.0

EBITDA	$67.4	$66.7	$112.4	$114.0

Acquisition adjustments
Inventory step-down	—	(0.9)	—	(4.1)
Integration costs	0.8	0.4	1.8	1.1

Adjusted EBITDA	$68.2	$66.2	$114.2	$111.0

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COTT CORPORATION	EXHIBIT 7
SUPPLEMENTARY INFORMATION - NON-GAAP - Free Cash Flow
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended	For the Three Months Ended
	June 30, 2012	July 2, 2011

Net cash provided by operating activities	$38	$21
Less: Capital expenditures	20	11

Free Cash Flow	$18	$10